UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.    )*

ENDURANCE SPECIALTY HOLDINGS LTD.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

G30397 10 6

(CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G30397 10 6

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Thomas H. Lee Advisors (Alternative) V Limited, LDC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 10,522,840

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 10,522,840

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,522,840

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 16.3%

12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) THL Advisors (Alternative) V, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 10,522,840

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 10,522,840

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,522,840

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 16.3%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Thomas H. Lee (Alternative) Fund V, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 8,129,685

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 8,129,685

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,129,685

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 12.6%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Thomas H. Lee (Alternative) Parallel Fund V, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 2,109,325

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 2,109,325

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,109,325

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.3%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Thomas H. Lee (Alternative) Cayman Fund V, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 112,020

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 112,020

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 112,020

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 1.0%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Putnam Investments, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 166,810

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 166,810

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 166,810

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 1.0%

12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Putnam Investments Holdings, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 166,810

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 166,810

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 166,810

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 1.0%

12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Putnam Investments Employees’ Securities Company I LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 54,575

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 54,575

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,575

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 1.0%

12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Putnam Investments Employees’ Securities Company II LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 48,735

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 48,735

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 48,735

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 1.0%

12.	Type of Reporting Person (See Instructions) OO

Item 1.
	(a)	Name of Issuer Endurance Specialty Holdings Ltd.
	(b)	Address of Issuer’s Principal Executive Offices Wellesley House, 90 Pitts Bay Road, Hamilton, Pembroke HM08, Bermuda
Item 2.
(a)

Name of Person Filing
Thomas H. Lee Advisors (Alternative) V Limited, LDC

THL Advisors (Alternative) V, L.P.

Thomas H. Lee (Alternative) Fund V, L.P.

Thomas H. Lee (Alternative) Parallel Fund V, L.P.

Thomas H. Lee (Alternative) Cayman Fund V, L.P.

Putnam Investments, LLC

Putnam Investments Holdings, LLC

Putnam Investments Employees’ Securities Company I LLC

Putnam Investments Employees’ Securities Company II LLC

	(b)	Address of Principal Business Office or, if none, Residence c/o Thomas H. Lee Partners, L.P. 75 State Street, Boston, MA 02109
(c)

Citizenship
Thomas H. Lee Advisors (Alternative) V Limited, LDC – Cayman Islands

THL Advisors (Alternative) V, L.P. – Cayman Islands

Thomas H. Lee (Alternative) Fund V, L.P. – Cayman Islands

Thomas H. Lee (Alternative) Parallel Fund V, L.P. – Cayman Islands

Thomas H. Lee (Alternative) Cayman Fund V, L.P. – Cayman Islands

Putnam Investments, LLC – Delaware

Putnam Investments Holdings, LLC – Delaware

Putnam Investments Employees’ Securities Company I LLC – Delaware

Putnam Investments Employees’ Securities Company II LLC – Delaware

	(d)	Title of Class of Securities Common Stock, $1.00 par value per share
	(e)	CUSIP Number G30397 10 6
Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
– Not Applicable –

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned:

Putnam Investments Employees’ Securities Company I LLC, a Delaware limited liability company (“Putnam I”) is the record holder of 51,750 shares of the identified class of securities and 2,825 immediately exercisable warrants to purchase shares of the Issuer’s common stock, Putnam Investments Employees’ Securities Company II LLC, a Delaware limited liability company (“Putnam II”) is the record holder of 46,205 shares of the identified class of securities and 2,530 immediately exercisable warrants to purchase shares of the Issuer’s common stock

As the managing member of each of Putnam I and Putnam II, and the record holder of 60,205 shares of the identified class of securities and 3,295 immediately exercisable warrants to purchase shares of the Issuer’s common stock, Putnam Investments Holdings, LLC, a Delaware limited liability company (“Holdings” and together with Putnam I and Putnam II, the “Putnam Entities”) may be deemed to be the beneficial owner of 166,810 shares of the identified securities.

As the managing member of Holdings, Putnam Investments, LLC, a Delaware limited liability company (“Putnam”) may be deemed to be the beneficial owner of 166,810 shares of the identified securities.
Holdings and Putnam disclaim beneficial ownership of such securities, except to the extent of their individual pecuniary interest therein.

Thomas H. Lee (Alternative) Fund V, L.P., a Cayman Islands exempted limited partnership (“Alternative Fund”) is the record holder of 7,708,020 shares of the identified class of securities and 421,665 immediately exercisable warrants to purchase shares of the Issuer’s common stock, Thomas H. Lee (Alternative) Parallel Fund V, L.P., a Cayman Islands exempted limited partnership (“Parallel Fund”) is the record holder of 1,999,920 shares of the identified class of securities and 109,405 immediately exercisable warrants to purchase shares of the Issuer’s common stock, and Thomas H. Lee (Alternative) Cayman Fund V, L.P., a Cayman Islands exempted limited partnership (“Cayman Fund” and together with Alternative Fund and Parallel Fund, the “Funds”) is the record holder of 106,210 shares of the identified class of securities and 5,810 immediately exercisable warrants to purchase shares of the Issuer’s common stock

As the sole general partner of each of the Funds, the record holder of 5,000 immediately exercisable options to purchase shares of the Issuer’s common stock, and pursuant to the terms of the Amended and Restated Limited Partnership Agreement of Alternative Fund, which require the Putnam Entities to dispose of their shares of the identified class of securities pro rata with the Funds, THL Advisors (Alternative) V, L.P., a Cayman Islands exempted limited partnership (“Advisors”) may be deemed to be the beneficial owner of 10,522,840 shares of the identified securities, which represents 16.3% of the Issuer’s outstanding common stock (assuming the exercise of the warrants held by the Funds and the Putnam Entities).

As the sole general partner of Advisors, Thomas H. Lee Advisors (Alternative) V Limited, LDC, a Cayman Islands limited duration company (the “LDC”) may be deemed to be the beneficial owner of 10,522,840 shares of the identified securities.

Advisors and LDC disclaim beneficial ownership of such securities, except to the extent of their individual pecuniary interest therein.

The Issuer’s Bye-Laws provide for an adjustment of voting power such that the voting power of all shares be adjusted to the extent necessary such that no Reporting Person’s controlled shares constitute nine and one-half percent (9.5%) or more of the voting power of all shares of the Issuer.

(b) Percent of class: See Item 11 of each cover page.
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See Item 5 of each cover page
(ii) Shared power to vote or to direct the vote See Item 6 of each cover page
(iii) Sole power to dispose or to direct the disposition of See Item 7 of each cover page
(iv) Shared power to dispose or to direct the disposition of See Item 8 of each cover page
Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
See Item 4(a) above.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not Applicable
Item 8.	Identification and Classification of Members of the Group
Not Applicable. The reporting persons expressly disclaim membership in a “group” as used in Rule 13d-1(b)(1)(ii)(J).
Item 9.	Notice of Dissolution of Group
– Not Applicable –
Item 10.	Certification
Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004.	THOMAS H. LEE ADVISORS
(ALTERNATIVE) V LIMITED, LDC

	By:	/s/ Thomas H. Lee
Name: Thomas H. Lee
Title:

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004.	THL ADVISORS (ALTERNATIVE) V, L.P.

	By:	Thomas H. Lee Advisors
(Alternative) V Limited, LDC,
its General Partner

	By:	/s/ Thomas H. Lee
Name: Thomas H. Lee
Title:

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004.
THOMAS H. LEE (ALTERNATIVE)
FUND V, L.P.,

	By:	THL Advisors (Alternative) V, L.P.,
its General Partner

	By:	Thomas H. Lee Advisors
(Alternative) V Limited, LDC,
its General Partner

	By:	/s/ Thomas H. Lee
Name: Thomas H. Lee
Title:

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004.
THOMAS H. LEE (ALTERNATIVE)
PARALLEL FUND V, L.P.,

	By:	THL Advisors (Alternative) V, L.P.,
its General Partner

	By:	Thomas H. Lee Advisors
(Alternative) V Limited, LDC,
its General Partner

	By:	/s/ Thomas H. Lee
Name: Thomas H. Lee
Title:

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004.
THOMAS H. LEE (ALTERNATIVE)
CAYMAN FUND V, L.P.,

	By:	THL Advisors (Alternative) V, L.P.,
its General Partner

	By:	Thomas H. Lee Advisors
(Alternative) V Limited, LDC,
its General Partner

	By:	/s/ Thomas H. Lee
Name: Thomas H. Lee
Title:

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004.
PUTNAM INVESTMENTS, LLC

	By:	/s/ William H. Woolverton
Name: William H. Woolverton
Title:

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004.
PUTNAM INVESTMENTS HOLDINGS, LLC

	By:	Putnam Investments, LLC,
its Managing Member

	By:	/s/ William H. Woolverton
Name: William H. Woolverton
Title:

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004.
PUTNAM INVESTMENTS EMPLOYEES’
SECURITIES COMPANY I LLC,

	By:	Putnam Investments Holdings, LLC.,
its Managing Member

	By:	Putnam Investments, LLC,
its Managing Member

	By:	/s/ William H. Woolverton
Name: William H. Woolverton
Title:

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2004.
PUTNAM INVESTMENTS EMPLOYEES’
SECURITIES COMPANY II LLC,

	By:	Putnam Investments Holdings, LLC.,
its Managing Member

	By:	Putnam Investments, LLC,
its Managing Member

	By:	/s/ William H. Woolverton
Name: William H. Woolverton
Title:

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.  The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)